Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement of PARTS iD, Inc. of our report dated September 23, 2020, except for Note 1 as to which date is October 30, 2020, with respect to our audit of Onyx International Corp. (the “Company”) financial statements as of December 31, 2019 and for the year ended December 31, 2019 and appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

September 14, 2021